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                          CREDIT AGREEMENT                   EXHIBIT 10(n)
                          ----------------

 THIS CREDIT AGREEMENT made as of March 4, 1996, by and among FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS, a business trust organized and existing under the laws of the State of Ohio ("Borrower") FIRST UNION MANAGEMENT, INC., a Delaware corporation ("Management") and SOCIETY NATIONAL BANK ("Bank").

 SECTION 1. CROSS REFERENCE. Certain terms used herein are defined in Section 12 hereof.

 SECTION 2. SUMMARY. This Credit Agreement sets forth: (a) the Bank's commitment to extend Revolving Credit until the expiration of the term established by subsection 3.2 below, in the form of Loans to and for Borrower and/or Letters of Credit issued upon Borrower's account, the aggregate of all such Revolving Credit not to exceed the principal sum of Twenty Million Dollars ($20,000,000), all upon the terms and conditions hereinafter set forth; (b) covenants and warranties made by Borrower and Bank to induce each other to enter into this Credit Agreement; and (c) other material provisions binding upon Borrower and Bank.

 SECTION 3. REVOLVING CREDIT. Bank hereby establishes the Revolving Credit as follows:

 3.1. AMOUNT. The aggregate principal amount of the Revolving Credit shall be the lesser of (a) Twenty Million Dollars ($20,000,000.00) or (b) the Maximum Amount. The Maximum Amount shall be calculated as follows: The quotient of the Borrower's Net Operating Income shown on Borrower's most recent Borrower's NOI Certificate divided by the product of 1.20 times the applicable mortgage constant, which mortgage constant shall be the annual amount, expressed as a percentage, necessary to fully amortize a mortgage loan by level monthly payments of principal and interest over an assumed term of 22 years at an interest rate per annum equal to 225 basis points in excess of the published rate for U.S. Treasury securities having a maturity of ten years, as of the end of the most recent calendar quarter to which the Borrower's NOI Certificate applies. Said published rate shall be determined by reference to Federal Reserve Statistical Release H:15(519) Selected Interest Rates as published by Board of Governors of the Federal Reserve System (or any successor publication).

 3.2. TERM. The Revolving Credit shall become effective immediately as of the date hereof, and shall remain in effect until: (a) the Revolving Credit Termination Date; or (b) such time as the Revolving Credit is reduced to zero pursuant to subsection 3.4 hereof; or (c) the termination thereof pursuant to
Section 9 thereof, whichever date or event shall first elapse or occur.

 3.3. TERM EXTENSION. Provided that no Event of Default shall exist, and subject to Bank's right, in its sole and exclusive discretion, to consent (or to refrain from consenting) to such proposed extension (which decision, if Bank shall elect to so extend, shall be conveyed to Borrower by written notice from Bank on or before December 31, 1997; provided, however, that





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in all instances for purposes of this Section 3.3 failure by Bank to deliver such notice shall conclusively be deemed to be decision by the Bank to refuse consent to the proposed extension), Borrower may request to extend the Revolving Credit Termination Date for a period of one additional year by providing Bank with written notice of its request to do so not earlier than one hundred twenty (120) days, nor later than sixty (60) days, prior to December 31, 1997. Thereafter, and provided that the Revolving Credit Termination Date has theretofore been extended pursuant to this Section 3.3, Borrower may request further extensions of the Revolving Credit Termination Date (as previously extended aforesaid), for successive and consecutive periods of one
(1) year each, provided, as to each instance that (i) Borrower shall make such request by providing Bank with a written notice of its request to do so not earlier than one hundred twenty (120) days, nor later than sixty (60) days, prior to December 31, 1998 (or, if the Revolving Credit Termination Date has theretofore been extended to permit the same, December 31, of each successive year thereafter during the pendency of this Agreement); (ii) no Event of Default shall exist; and (iii) Bank shall elect, in its sole and exclusive discretion, to consent (or to refrain from consenting) to such extension of the Revolving Credit Termination Date (which decision, if Bank shall elect to so extend, shall be conveyed to Borrower by written notice from Bank not later than December 31, 1998, or December 31 of each successive calendar year thereafter in the case of subsequent extensions of the Revolving Credit Termination Date).

 3.4. BORROWER'S REDUCTION OF REVOLVING CREDIT. Borrower shall have the right, at all times prior to the Revolving Credit Termination Date, to permanently reduce all or portions of the Revolving Credit by giving Bank not less than seven (7) days written notice prior to the effective date thereof, of the aggregate amount by which the Revolving Credit is to be reduced. A repayment of amounts borrowed as due and without notice as provided in the preceding sentence shall not constitute a reduction of the Revolving Credit for the purpose of this subsection. Each such reduction shall aggregate One Hundred Thousand Dollars ($100,000.00) or any multiple thereof, except that no reduction shall reduce the aggregate amount of the Revolving Credit to a lesser amount than One Million Dollars ($1,000,000.00), other than in the case of a reduction of the Revolving Credit to zero, provided that in no event shall any such reduction reduce the aggregate amount of the Revolving Credit to a lesser amount than the aggregate unpaid principal balance of the Loans then outstanding. Concurrently with each reduction, Borrower shall prepay such part of the outstanding principal balance of the Note, as selected by it, if any, as may be in excess of the aggregate amount of the Revolving Credit, as so reduced, in accordance with the provisions of subsection 4.12 hereof. Concurrently with any prepayment, Borrower shall pay all interest accrued on the Note so prepaid.

 3.5. COMMITMENT FEE AND LETTER OF CREDIT FEE. So long as the Revolving Credit is or shall remain in effect, Bank shall be entitled to receive from Borrower a commitment fee, which fee shall be computed (on the basis of the actual number of days elapsed and a year of 365 or 366 days, as the case may
be), at the rate of: (a) one eighth percent (1/8%) per annum on the average daily difference between the Revolving Credit from time to time in effect and the aggregate unpaid principal balance of the Loans then outstanding and; (b) whenever the aggregate unpaid principal balance of the Loans from time to time outstanding shall be less than an amount equal to one-half (1/2) the amount of the Revolving Credit then in effect, Bank shall be entitled to a further fee computed at the rate of three eighths percent (3/8%) per annum on the average daily difference between one-half (1/2) the amount of the Revolving Credit then in effect and such





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aggregate unpaid principal balance of the Loan then outstanding.  Borrower shall pay such commitment fee to the Bank on the last day of each quarter, or upon such earlier date as the Revolving Credit Termination Date shall occur. Borrower shall pay to Bank on the date of issuance of each Letter of Credit and on each annual anniversary of the date of issuance of any Letter of Credit outstanding a fee in the amount equal to one and one-half percent (1-1/2%) per annum, based on the face amount of such Letter of Credit.

 SECTION 4. LOANS AND LETTERS OF CREDIT. Subject to the terms and conditions of this Credit Agreement, Bank will grant to Borrower and/or issue Letters of Credit upon Borrower's account as follows:

 4.1. AVAILABILITY. Bank will grant Borrower such Loans or issue Letters of Credit as Borrower may from time to time request, so long as all or any portion of the Revolving Credit remains in effect (as provided in subsection 3.2), and the aggregate unpaid principal balance of Loans and Letters of Credit outstanding at any one time shall not exceed the amount of the Revolving Credit.

 4.2. LOAN MIX AND AMOUNT. The Loans at any one time outstanding may consist of Prime Loans, LIBOR Loans, CD Loans, or Floating Rate Loans, or any combination thereof, all as Borrower may from time to time duly elect: provided, however, that no CD Loan shall extend beyond or be made after July 17, 1996. Each Loan shall be in such principal amount as the Borrower may request, except that each Loan shall be in the principal sum of One Million Dollars ($1,000,000.00); or (a) with respect to CD Loans or LIBOR Loans, any greater amount that is a multiple of One Hundred Thousand Dollars ($100,000.00); (b) with respect to Prime Rate Loans or Floating Rate Loans, any greater amount that is a multiple of Fifty Thousand Dollars ($50,000.00).

 4.3. ISSUANCE OF LETTERS. Bank will from time to time issue one or more stand-by letters of credit (each, a "Letter of Credit") on Borrower's account to third-party beneficiaries named by Borrower subject to the following terms and conditions: (a) no Letter of Credit shall be issued having an expiration date occurring on or after the Revolving Credit Termination Date, and (b) the aggregate face amount of Letters of Credit at any one time available to be drawn shall not exceed $1,000,000.00. Any draw made upon a Letter of Credit shall create a Loan under this Credit Agreement, such Loan shall be made initially as a Prime Rate Loan upon conversion of the draw into a Loan, shall no longer be considered "available to be drawn".

 4.4 NOTE. Loans and any obligations to repay Letters of Credit outstanding at any one time shall be evidenced by a Note executed and delivered by Borrower to Bank in the form and substance of Exhibit A, with the blanks appropriately filled. Each such Loans or Letter of Credit shall be recorded, upon the records of the Bank, and each such record shall be prima facie evidence of the making of the Loan or issuance of the Letter of Credit in question and the amount and the terms thereof; provided, however, that failure to make any such record shall in no way detract from Borrower's obligation under such Note.





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 4.5  MATURITY.  The maturity of the Note shall be the Revolving Credit
Termination Date, as provided in Section 12. No Interest Period or Letter of Credit expiration date shall extend beyond the Revolving Credit Termination Date.

 4.6. INTEREST PERIODS. Each Fixed Rate Loan shall have applicable thereto an Interest Period to be used for the purpose of computing interest thereon and to be elected by Borrower in the Loan Request therefor as follows:

  (a) The Interest Period for each LIBOR Loan shall commence on the date of borrowing and have a duration, to be duly elected by Borrower, which ends one
(1) month, two (2) months, three (3) months, six (6) months, nine (9) months, or twelve (12) months thereafter; and

  (b) The Interest Period for each CD Loan shall commence on the date of borrowing and have a duration, to be duly elected by Borrower, which ends thirty (30) days, sixty (60) days, ninety (90) days, or one hundred eighty
(180) days thereafter.

  (c) If the Interest Period of any Fixed Rate Loan otherwise would end on a day not a Banking Day, it shall end on the next following Banking Day, and such extension of time shall in each case be included in the computation of the interest payable.

 4.7. INTEREST AND PRINCIPAL PAYMENTS. Each Loan shall bear interest and be payable as follows:

  (a) Subject to the provisions of Subsection (e) and (f) below, prior to the Revolving Credit Termination Date, interest on Prime Loans shall accrue at the Prime Rate plus one-half percent (1/2%) until July 17, 1996 and thereafter at the Prime Rate plus three-quarters percent (3/4%), and shall be payable in arrears on the last day of each calendar quarter.

  (b) Subject to the provisions of Subsection (e) and (f) below, prior to the Revolving Credit Termination Date, interest on LIBOR Loans shall accrue at the Adjusted LIBOR Rate plus one and three-quarters percent (1 3/4%) until July 17, 1996 and thereafter at the Adjusted LIBOR Rate plus two percent (2%), and shall be payable on the last day of the Interest Period applicable thereto, or in the case of any Interest Period longer than three months, shall be payable quarterly.

  (c) Subject to the provisions of Subsection (e) and (f) below, prior to the Revolving Credit Termination Date, interest on all CD Loans shall accrue at the CD Rate plus one and three-quarters (1 3/4%) until July 17, 1996 and shall be payable on the last day of the Interest Period applicable thereto, and in the case of any one hundred eighty (180) day Interest Period, three months and six months, after the first day of the applicable Interest Period.

  (d) Interest on any Floating Rate Loan shall accrue at the Floating Rate plus two percent (2%) until July 17, 1996 and thereafter at the Floating Rate plus two and one quarter percent (2 1/4%), and shall be payable on the last day of each calendar quarter.





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  (e) Notwithstanding the provisions of subparts (b) and (c) above, in the event that on or after July 17, 1996 (i) if Borrower shall notify Bank in writing that the Credit Rating of Borrower has been adjusted to "Investment Grade" then effective as of the first day of the month following receipt of such notice and continuing for so long as such Credit Rating of Investment Grade shall remain in effect the interest rate(s) on the Loans outstanding shall be, as to LIBOR Loans, the Adjusted LIBOR Rate plus one and three-quarters percent (1 3/4%); as to Prime Rate Loans, the Prime Rate plus one-half percent (1/2%); and; as to the Floating Rate Loans, the Floating Rate plus two percent (2%).

  (f) Notwithstanding the provisions of subparts (b), (c) and (d) above, if at any time on or after July 17, 1996 the Credit Rating of Borrower shall be less than BB+ as established by S&P and less than B1 as established by Moody's, then from the date of such reduction in the Credit Rating until the first day of the first calendar month following receipt by Bank from Borrower of written notice that such Credit Ratings have been upgraded/restored (to BB+ and B1 or better, respectively) then interest on all LIBOR Loans shall accrue at the Adjusted LIBOR Rate plus two and one-quarter percent (2 1/4%); interest on all Prime Rate Loans shall accrue at the Prime Rate plus one percent (1.00%), and interest on all Floating Rate Loans shall accrue at the Floating Rate plus two and one-half percent (2 1/2%).

  (g) After an Event of Default under this Credit Agreement shall have occurred, interest on all Loans shall accrue in arrears at a rate per annum of two percent (2%) in excess of the rate which would otherwise be chargeable on the Loan under sub-parts (a), (b), (c), (d), (e) or (f) above.

  (h) Interest shall be computed on Prime Rate Loans and Floating Rate Loans on the basis of the actual number of days elapsed and a 365 or 366 day year, as the case may be, and on LIBOR Loans and CD Loans on the basis of the actual number of days elapsed and a 360-day year.

  (i) Subject to Section 4.8, the principal of each Fixed Rate Loan shall be paid in full on the last day of each Interest Period applicable thereto, whether the payment is made in whole or in part from the proceeds of a new Loan or otherwise. If Borrower shall fail to pay in full the principal of a Fixed Rate Loan on the last day of the applicable Interest Period, Borrower shall in each case be deemed to have delivered to the Bank a timely Loan Request that on the last day of the Interest Period, a Prime Loan be made (and it shall be made) in an aggregate principal amount equal to the then unpaid principal of the Fixed Rate Loan in question, and the proceeds of the Prime Rate Loan shall be applied in its entirety to the payment of the Fixed Rate Loan in question.

  (j) The principal of each Cost of Fund Loan shall be paid in full on the following Business Day, whether the payment is made in whole or in part from the proceeds of a new Loan or otherwise. If Borrower shall fail to pay in full the principal of a Floating Rate Loan, Borrower shall in each case be deemed to have delivered to the Bank a timely Loan Request that another Floating Rate Loan be made (and it shall be made) in an aggregate principal amount equal to the then unpaid principal of the Floating Rate Loan in question, and the





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proceeds of the new Floating Rate Loan shall be applied in its entirety to the payment of the previous Floating Rate Loan in question.

 4.8.  REQUEST AS A CONDITION.

  (a) Subject to Section 4.7(i) and to Section 4.7(j) whenever Borrower desires to obtain a Loan pursuant to this Credit Agreement (including, without limitation, any Loan the proceeds of which are used to make a payment on the Fixed Rate Loan at the end of the Interest period applicable thereto, or to prepay the Prime Rate Loans in whole or in part), Borrower shall give Bank a Loan Request: (i) The Loan Request shall: (A) specify the Loan desired, the date of borrowing, the amount thereof and the elected Interest Period for any Fixed Rate Loan; (B) represent and warrant to Bank, both at the delivery of the Loan Request and immediately after the disbursement of the proceeds of the Loan in question, that no Event of Default under this Credit Agreement then exists;
(C) imply that the representations and warranties contained in Section 7 hereof continue to be true and correct in all material respects with the same force and effect as if made on and as of the date of such borrowing except to the extent that any thereof expressly relate to an earlier date; and (D) contain such other information as Bank may reasonably request; (ii) The notice shall:
(A) be irrevocable; (B) be given to Bank not later than 2:00 p.m. on the date of any requested Prime Rate Loan, CD Loan or Floating Rate Loan, and not later than 11:00 a.m. two (2) London Banking Days prior to the date of any requested LIBOR Loan; and (C) if not originally given in writing, be confirmed in writing by Borrower, if requested by Bank.

  (b) Whenever Borrower desires to obtain the issuance of a Letter of Credit pursuant to this Credit Agreement, Borrower must give a Letter of Credit Request to Bank, which Letter of Credit Request shall: (a) specify the name and address of the beneficiary thereof, the date of issuance, the amount, and the expiration date thereof; (b) represent and warrant to Bank, both at the delivery of the Letter of Credit Request and immediately after the issuance of the Letter of Credit in question, that no Event of Default under this Credit Agreement then exists; (c) imply that the representations and warranties contained in Section 7 hereof continue to be true and correct in all natural respects with the same force and effect as if made on and as of the date of the issuance of such Letter of Credit, except to the extent that any thereof expressly relate to an earlier date; and (d) contain such other information as Bank may reasonably request. The Letter of Credit Request shall, if not originally given in writing, be confirmed in writing by Borrower, if requested by Bank.

 4.9. NO DEFAULT AS A CONDITION. Borrower shall not be entitled to obtain any Loan or Letter of Credit if any Event of Default under this Credit Agreement shall then exist or would exist immediately thereafter.

 4.10. LOAN DISBURSEMENT. Each Loan may be disbursed from any office of Bank, shall be delivered to Borrower in immediately available funds not later than 2:00 p.m. Cleveland time on the specified Banking Day, and in accordance with Borrower's instructions in the applicable Loan Request.





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 4.11.  PAYMENTS.  All payments (including prepayments) of commitment fees,
Letter of Credit fees, the principal of, and interest on, the Loans, or the repayment of any amounts drawn under any Letter of Credit, shall be delivered in immediately available funds. Any payment received by Bank after 2:00 p.m. Cleveland time shall be deemed to have been made and received on the next following Banking Day. Whenever any payment to be made hereunder shall be stated to be due on the day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall in each case be included in the computation of the interest payable on such Note.

 4.12. PREPAYMENTS. Borrower may from time to time prepay the principal of the Loans in whole or in part, subject to the following conditions:

  (a) Except in the case of any payment of the entire principal balance of any Fixed Rate Loan on the last day of the Interest Period applicable thereto (in which case no prior notice need be given), Borrower shall give Bank a timely notice of each prepayment, which notice, if not originally given in writing shall be confirmed in writing. The original notice shall be given: (i) not later than the Banking Day next preceding any prepayment of any CD Loans; and
(ii) not later than two (2) Banking Days prior to the date of any prepayment of any LIBOR Loan.

  (b) Each prepayment shall be in the principal amount of One Hundred Thousand Dollars ($100,000.00), or any multiple thereof, or an amount equal to the then aggregate unpaid principal balance outstanding plus accrued interest.

  (c) No prepayment shall be subject to any penalty or premium except in the case of a prepayment made in respect of any Fixed Rate Loans on any day other than the last day of the Interest period applicable thereto, in which case Borrower agrees (i) with respect to LIBOR Loans, if the LIBOR Adjusted Rate as determined as of 11:00 a.m. London time two London Banking Days prior to the date of prepayment of any LIBOR Loans (hereinafter "Prepayment LAR") shall be lower than the LIBOR Adjusted Rate applicable to the LIBOR Loan being prepaid (hereafter "Actual LAR"), Borrower shall, upon written notice from Bank, promptly pay to Bank in immediately available funds, a prepayment premium based on the amount of principal being prepaid and computed at a rate equal to the difference between the Actual LAR and the Prepayment LAR, for the period from the date of prepayment to the end of the Interest Period in question. In determining the Prepayment LAR, Bank shall apply a rate equal to the Adjusted LIBOR Rate for a deposit approximately equal to the principal being prepaid and of a duration as nearly equal as practicable to the time remaining in the Interest Period in question; or (ii) with respect to CD Loans, if the CD Pre-Margin Rate as determined as of 11:00 a.m. Cleveland time, two Banking Days prior to the date of prepayment of any CD Loans, (hereinafter "Prepayment CDP-M Rate") shall be lower than the CD Pre-Margin Rate applicable to the CD Loans being (hereinafter "Actual CDP-M Rate"), Borrower shall, upon written notice from Bank, promptly pay to Bank, in immediately available funds, a prepayment premium based on the amount of principal being prepaid and computed at a rate equal to the difference between the Actual CDP-M Rate and the Prepayment CDP-M Rate, for the period from the date of prepayment to the end of the Interest Period in question. In determining the Prepayment CDP-M Rate, Bank shall apply a rate equal to the CD Pre-Margin Rate for a deposit





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approximately equal to the principal being prepaid and of a duration as nearly equal as practicable to the time remaining in the Interest Period in question. Notwithstanding the provisions for determining the prepayment premiums set forth in clauses (i) and (ii) above, in the event that Borrower is obligated to pay to Bank aprepayment premium, Bank shall use its best efforts to determine the lowest possible prepayment premium.

  (d) No prepayment shall, of itself, reduce the Revolving Credit.

 4.13.  FIXED RATE LOANS:  UNAVAILABILITY.  If at any time:

  (a) Bank shall determine in its sole judgment, reasonably exercised, that dollar deposits of the relevant amount for the relevant Interest Period are not available in any eurodollar market (in the case of LIBOR Loans) or in the U.S. domestic money market (in the case of CD Loans) for the purpose of funding any Fixed Rate Loan; or

  (b) Bank shall determine in its sole judgment, reasonably exercised, that circumstances affecting the relevant market makes it impracticable for Bank to ascertain the rate applicable to any Fixed Rate Loan; or

  (c) Any governmental authority shall assert that it is unlawful for Bank to fund to make any Fixed Rate Loan;

then and in each such case Bank shall, by written notice to Borrower: (x) Convert the Fixed Rate Loans in question into Prime Loans as of the end of the respective Interest Periods applicable thereto; and (y) Suspend Borrower's right thereafter to obtain Fixed Rate Loans of the kind in question, which suspension shall remain in effect until such time, if any, as Bank may give written notice to Borrower that the conditions giving rise to the suspension no longer prevail.

 4.14.  FIXED RATE LOANS:  ADDITIONAL COST:  IF -

  (a) There shall be effectively changed any treaty, statute, regulation or other law, or there shall be any change in the interpretation or administration thereof by any governmental authority charged with the administration or interpretation thereof, or there shall be made any requirement of any central bank or other lawful governmental authority having jurisdiction over Bank or any Fixed Rate Loan, which change or requirement shall: (i) impose, modify, increase, decrease, or deem applicable any reserve or special deposit requirements against assets held by or deposits in or loans by Bank; or (ii) subject Bank to any tax, duty, fee, deduction or withholding; or (iii) change the basis of taxation of payments due from Borrower (otherwise than by a change in taxation of the overall net income of Bank); or (iv) impose on Bank any penalty or increased cost in respect of any Fixed Rate Loan; and (v) impose on Bank any penalty or increased cost as a result of, or arising out of Bank's commitment to extend Revolving Credit; and

  (b) Any such event increases the cost to Bank of making, funding or maintaining any Fixed Rate Loan, or increases the cost to Bank of being committed to extend





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Revolving Credit or reduces the amount of principal or interest received by
Bank in respect of any Fixed Rate Loan;

  Then, upon Bank's written demand, Borrower shall pay to Bank from time to time such additional amounts as will compensate Bank for such increased cost or reduced amount. Each demand shall be accompanied by Bank's certificate setting forth the amount to be paid by Borrower and the computations used in determining the amount, which certificate shall be presumed to be correct as to the matters set forth therein in the absence of manifest error. In determining any such amount, Bank may use any reasonable averaging and attribution methods. Bank shall use its best efforts to avoid or minimize, as the case may be, Borrower's payment of any additional amount under this subsection or the subjecting of any payment by Borrower to any withholding tax. Bank shall give Borrower, as promptly as practicable, notice of the existence of any event which requires any such payment or withholding. If Bank shall make any such demand for compensation (or if Borrower shall become subject to any withholding tax as aforesaid) then, notwithstanding subsection 4.11, Borrower may, upon at least one (1) Banking Day's prior written notice to Bank, prepay the affected Fixed Rate Loan in full before the last day of the Interest Period applicable thereto; provided, that upon any such prepayment Borrower shall compensate Bank for any loss, cost or expense suffered or incurred by Bank as a result of such prepayment, including (without limitation) any loss of profit, and any loss, cost of expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain the affected Fixed Rate Loan, or the relending or reinvesting of such deposits or amounts paid or prepaid to Bank.

 4.15. FUNDING INDEMNITY. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss of profit and any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits, or other funds acquired by the Bank to fund or maintain any Fixed Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the
Bank) as a result of: (a) any failure by Borrower to borrow pursuant to a Loan Request given under subsection 4.8; or (b) any payment of any Fixed Rate Loan that shall have become due by acceleration of maturity; or (c) any default in payment when due of any amount due hereunder in respect of any Fixed Rate Loan; then, upon the demand of the Bank, Borrower shall pay to the Bank such loss, cost or expense. When making such a claim for compensation, the Bank shall provide to Borrower a statement or other information establishing the amount of the loss, cost or expense.

 4.16.  CHANGE OF CONTROL.

  (a) In the event that there shall occur any Change of Control, Bank shall have the right, at its option exercisable at any time within six months following the Change Date, to require Borrower to repay the Bank's Loans (and to terminate in whole the Revolving Credit) on the Repayment Date in an amount (the "Repayment Amount") which shall be equal to the sum of (i) the respective principal amounts of such Loans then outstanding, plus (ii) any and all accrued and unpaid interest on such Loans on the Repayment Date, plus (iii) all other amounts, if any, owed by Borrower to Bank under this Credit Agreement.





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  (b) Borrower shall give the Bank written notice of the occurrence of a Change of Control within five (5) Banking Days following the Change Date. No failure of Borrower to give notice of a Change of Control will limit the right of Bank to require repayment and to terminate in whole the Revolving Credit.

  (c) Bank may exercise its option hereunder to require repayment and to terminate in whole Bank's Revolving Credit by delivering to Borrower at any time within six months after the Change Date written notice of such exercise specifying the Repayment Date.

  (d) In the event of the exercise by Bank of its option under this Section Borrower shall pay on the Repayment Date, the Repayment Amount in immediately available funds.

 SECTION 5. OPENING COVENANTS. Prior to or concurrently with the execution and delivery of this Credit Agreement, Borrower shall furnish to Bank the following:

  5.1. RESOLUTIONS. A copy of the resolutions of the Board of Trustees of Borrower evidencing approval of the execution of this Credit Agreement and the execution and delivery of the Note and the Security Instruments as provided for herein, certified by the Borrower's Secretary.

  5.2. LEGAL OPINION. A favorable opinion of counsel for Borrower as to the matters referred to in Section 7.1, 7.2 and 7.3 of this Credit Agreement and such other matters as the Bank may reasonably request.

  5.3. CERTIFICATE OF INCUMBENCY. A certificate of the Secretary or Assistant Secretary of Borrower certifying the names of the officers of Borrower authorized to sign the Credit Agreement, the Note, and the Security Instruments, together with the true signatures of such officers.

  5.4. MORTGAGED PROPERTY. A Mortgage, a loan policy of title insurance, survey, and other documentation in respect of each Base Property, as more fully described below:

  (a) In respect of each real property location which is a Base Property as of the date of execution and delivery of this Credit Agreement, Borrower and the Management Company shall duly execute and cause to be filed for record in the real property records of the county in which the affected real property encumbered thereby is located, a Mortgage (or deed of trust), an assignment of rents and such Uniform Commercial Code financing statements as shall be necessary or appropriate to create and/or perfect a first lien in favor of Bank in the real and personal property described therein.

  (b) Borrower shall accompany the Mortgage and other documents described in subsection (a) above with (i) an original loan policy of title insurance issued by a title insurance company reasonably satisfactory to Bank insuring, in amounts and on other terms as Bank reasonably may require, that each such Mortgage is a valid first lien upon the real property encumbered thereby, eliminating any standard exception for survey and mechanics' liens and otherwise subject only to such exceptions or matters affecting title as Bank may approve in writing; and (ii) a current as-built survey, certified to Bank and the title insurance company prepared by a registered surveyor acceptable to the title insurance company, depicting all improvements (including proposed improvements for which site approval has been issued), building lines, easements, streets, access ways to public streets and rights of way and encroachments, and otherwise in such detail as shall be necessary to eliminate any and all "survey exceptions" from the title insurance policy described in
(i) above.

  (c) Borrower shall deliver to Bank Phase I environmental site assessment report with wetlands certification prepared by an environmental consultant acceptable to Bank and certified to Bank as a co-client, respecting the Base Property.

  (d) Borrower shall deliver to Bank a real estate appraisal establishing the fair market value of the Base Property, prepared by an appraiser who is a Member of the Institute of Real Estate Appraisers (or has a corresponding professional designation acceptable to Bank).

  (e) Borrower shall pay all costs and expenses in connection with the actions taken in this Section 5.4, including, but not limited to, all mortgage, intangible, or similar taxes or fees, all expenses and premiums of the title insurance company in connection with the issuance of such policies of title insurance, all expenses required for the recording of the Mortgages (or deeds of trust) or any other loan documents in the appropriate public records, and the fees and expenses of the environmental consultant and real estate appraiser.

  (f) Subject to the terms and conditions set forth in this Section 5.4(f), Borrower may, from time to time, supplement the Base Properties by causing certain real property owned by Borrower to become additional or substitute Base Properties, as the case may be, and in accordance with the following provisions;

       (i) If Borrower shall desire to cause real property owned by Borrower to become a Base Property hereunder in addition to one or more existing Base Properties, Borrower shall so notify Bank. Such notice shall include (a) a description of the real property which Borrower would propose to become a Base Property (the "Additional Property"), including historical operating results and occupancy levels of such Additional Property; (b) an appraisal, Survey, and Phase I environmental site assessment with respect to such property as required by subsections (b), (c) and (d) of this Section; (c) a commitment for the issuance of a loan policy of title insurance as required by subsection (b)(i) of this Section; and (d) a statement, showing in detail and with substantiating information reasonably acceptable to Bank, the Property NOI for the Additional Property for not less than one
       (1) full calendar year prior to the date for which such information is furnished. If Bank shall approve the inclusion of the Additional Property as a Base Property, Bank shall so notify Borrower and it shall be deemed a Base Property for purposes of determining the Maximum Amount of the Revolving Credit, as set forth in Section 3.1. Promptly after its receipt of such notice, Borrower shall execute a Mortgage and such other Security Documents with respect to such Additional Property as required by subsection 5.4(a) hereof, and will cause the title company which issued the title commitment described above to issue a loan policy of title insurance to Bank, containing such coverages and endorsements as Bank may require.

       (ii)     If Borrower shall desire to cause certain real property owned
       by       Borrower to become Base Property in substitution for a property which is then a Base Property hereunder, Borrower shall so notify Bank. Such notice shall include: (1) the identity of the Base Property for which Borrower intends to make such substitution, and a description of the property which Borrower would propose to become a Base Property (the "Substitute Property"), including historical operating results and occupancy levels of such Substitute Property; (2) an appraisal, Survey, and Phase I environmental site assessment with respect to such property as required by subsections (b), (c), and (d) of this Section; (3) a commitment for the issuance of a loan policy of title insurance as required by subsection (b)(i) of this Section; and (4) a statement, showing in detail and with substantiating information reasonably acceptable to Bank, the Property NOI for the Substitute Property for not less than one (1) full calendar year prior to the date of the notice with which such information is furnished. If Bank shall approve the proposed substitution of the Substitute Property as a Base Property, Bank shall so notify Borrower and such property shall be deemed a Base Property for purposes of calculating the Maximum Amount as set forth in section 3.1. Promptly after its receipt of such notice, Borrower shall execute a Mortgage and such other Security Documents with respect to such Additional Property as required by subsection 5.4(a) hereof, and will cause the title company which issued the title commitment described above to issue a loan policy of title insurance to Bank, containing such coverages and endorsements as Bank may require. Concurrently therewith, Bank shall execute and deliver to Borrower a release of the Mortgage encumbering the Base Property for which such substitution was made, together with a release of all other Security Documents in favor of Bank which pertain to such property (without thereby releasing or affecting any Mortgage or Security Documents affecting any other Base Property).

       (iii) All costs and expenses incurred or payable by Bank with respect to or in connection with Borrower's exercise of its options under this Section 5.4(f) (including, without limitation, reasonable attorney's fees and further including any and all taxes, costs, fees, and recording expenses in connection with the implementation of the rights set forth in this provision) shall be paid by Borrower on demand.

    SECTION 6. COVENANTS. Borrower agrees that so long as the Revolving Credit remains in effect, and thereafter until the principal of, and interest on all Loans, and all commitment fees shall have been paid in full, Borrower will perform and observe all of the following provisions, namely:

    6.1.  FINANCIAL STATEMENTS.  Borrower will furnish to Bank:

             (a) Within forty-five (45) days after the end of each of the first three quarters of each calendar year (and, in any event, in each case, as soon as prepared), a copy of Borrower's Form 10-Q quarterly report as filed with the Securities and Exchange Commission or other similar report containing, among other things, the combined financial statements of Borrower and the Management Company for such quarter;

             (b) Within ninety (90) days after the end of each calendar year (and, in any event, in each case, as soon as available), a copy of Borrower's Form 10-K Annual Report as filed with the Securities and Exchange Commission or other similar report containing, among other things, the combined financial statements of Borrower and the Management Company for such year;

             (c) As soon as available, copies of any amendment to Borrower's Declaration of Trust, certified as true and correct by the Secretary of Borrower, and copies of all reports, proxy statements and other similar documents furnished by Borrower to its shareholders, debenture holders, or to any indenture trustee, the New York Stock Exchange or to the Securities and Exchange Commission, or any similar Federal agency having regulatory jurisdiction over the issuance of Borrower's securities;

             (d) Not later than forty-five (45) days after the end of each calendar quarter of each year, a certificate, (a "Borrower's NOI Certificate") certified as to its accuracy by the Chief Financial Officer of Borrower, showing the Net Operating Income of the Base Properties for the period of the immediately preceding twelve months; and

             (e) Forthwith, upon the Bank's written request, such other information, certified by an appropriate officer of Borrower, concerning the financial condition, properties and operations of Borrower as the Bank may from time to time reasonably request.

    6.2. INSURANCE. Borrower will (a) keep itself and all of its insurable properties insured at all times to such extent, by such insurers, and against such hazards and liabilities as is generally and prudently done by like businesses, it being understood that Borrowers insurance coverage at the date of this Credit Agreement meets the standards contemplated by this Section, (b) give Bank prompt written notice of each material change in Borrowers insurance coverage and the details of the change and (c) forthwith upon Bank's written request, furnish to Bank such information about Borrower's insurance as Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Bank and certified by an officer of Borrower.

    6.3. MONEY OBLIGATIONS. Borrower will pay in full as to all Base Properties, prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings) for which it may be or become liable or to which such properties may be or become subject. As to all other properties other than Base Properties, Borrower will pay all obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith) in accordance with the requirements of
Section 8.4.

    6.4. FINANCIAL RECORDS. Borrower will (a) at all times maintain true and complete records and books of account, and (b) at all reasonable times permit Bank to examine Borrower's books and records.

    6.5. REIT STATUS OF OPERATION. Borrower will preserve and maintain its qualified status as a "real estate investment trust" under sections 856 and 860 (both inclusive) of the Internal Revenue Code and any amendments thereto. Borrower is presently doing, and shall continue to do, business in accordance with the terms of the Declaration of Trust.

    6.6. NOTICE. Borrower will promptly notify Bank whenever any Default shall exist hereunder or any other representation or warranty made in Section 7 hereof or elsewhere in this Credit Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

    6.7. LEVERAGE. Borrower will not suffer or permit the combined liabilities of it and the Management Company (including any obligations of any nature of any party, the performance of which in whole or in part is guaranteed by Borrower, but excluding Subordinated indebtedness and any Mortgage Indebtedness other than Recourse Mortgage Indebtedness) to exceed at any time an amount equal to two and one-half (2 1/2) times the then amount of the combined Net Worth of it and the Management Company.

    6.8. NET WORTH. Borrower will not permit the combined Net Worth of it and the Management Company at any time to fall below Eighty Million Dollars ($80,000,000.00).

    6.9.  TRANSFERS.  Borrower will not, without the written approval of the
Bank:

             (a) purchase or otherwise acquire all or substantially all of the assets and business of another business trust, corporation or other business entity if the gross assets so acquired would exceed One Hundred Fifty Million Dollars ($150,000,000.00) or if the consideration to be paid is cash, in whole or in part, any such cash portion, is in excess of the fair market value of the underlying net assets being so acquired; or

             (b) lease (other than to an independent management company or other contractor for the purpose of complying with the Internal Revenue Code provisions referred to in subsection 6.5 above), sell or otherwise transfer all or substantially all of its assets.

    6.10. BORROWINGS. Borrower will not create, assume or have outstanding at any time any indebtedness for money borrowed or Funded Indebtedness, except:

             (a) Short-term unsecured borrowings obtained by Borrower from a banking institution, or in the commercial paper market, provided, that the aggregate of any such borrowings plus any amounts available under this Credit Agreement or the National City Agreement shall not exceed the maximum principal amount of Eighty Million Dollars ($80,000,000.00) at any one time outstanding until such time as this Credit Agreement and the National City Agreement (upon approval of the Banks) are combined into one Agreement ("Combined Agreement") at which time the aggregate of any such borrowing under the

Combined Agreement shall not exceed the maximum principal sum of One Hundred Million Dollars ($100,000,000.00) at any one time outstanding;

             (b) Mortgage Indebtedness now existing or hereafter created, incurred or assumed by Borrower, provided, that Borrower's aggregate Recourse Mortgage Indebtedness shall at no time exceed One Hundred Sixty Million Dollars ($160,000,000.00);

             (c) Funded Indebtedness, other than Mortgage Indebtedness, now existing or hereafter created, incurred or assumed by Borrower to finance the purchase or holding of any real estate investments, which Funded Indebtedness in each case shall not exceed the cost of the real estate in question to Borrower as reflected from time to time in Borrower's financial records;

             (d)     Any Subordinated indebtedness.

    6.11. FUNDS FROM OPERATIONS. Borrower will not during any calendar year permit the combined Funds from Operations of it and the Management Company to be less than Fifteen Million Dollars ($15,000,000.00).

    6.12. ENVIRONMENTAL COMPLIANCE. Borrower will comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which Borrower owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower will furnish to the Bank promptly after receipt thereof a copy of any notice Borrower may receive from any governmental authority, or entity that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against Borrower, any real property in which Borrower holds any interest or any past or present operation of Borrower. Borrower will not allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which Borrower holds any interest or performs any of its operations, in violation of any Environmental Law. Borrower will notify Bank of any actual knowledge of any act or event having occurred in violation of any Environmental Law. As used in this subsection "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry brought by any governmental authority or entity. Borrower shall defend, indemnify and hold the Bank harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys fees) arising out of or resulting from the noncompliance of Borrower with any Environmental Law.

  6.13. LOAN-TO-VALUE RATIO. The Loan-To-Value Ratio shall at no time be greater than seventy percent (70%).

  6.14. DEBT SERVICE COVERAGE RATIO. Borrower shall, as of the final day of any fiscal quarter of Borrower, maintain a ratio of EBITDA to all required payments of principal (other than balloon payments) and interest on indebtedness for borrowed money, in each case with respect to such fiscal quarter, of not less than (i) one and three-tenths (1.30) to one (1.00) for the period of from the date of this Credit Agreement until and including December 31, 1997 and (ii)
if Borrower shall extend the Revolving Credit Termination Date in accordance with Section 3.3 of this Credit Agreement, one and four-tenths (1.40) to one (1.00) after January 1, 1998. For the purposes of this Section 6.14, Borrower's EBITDA shall be adjusted to reflect any acquisitions of real property made by Borrower during the applicable fiscal period on a PRO FORMA basis acceptable to the Bank, assuming an occupancy rate with respect to the acquired real property equal to the lesser of 90% or the actual rate of occupancy.

    6.15. INTEREST COVERAGE RATIO. Borrower shall, as of the final day of any fiscal quarter of Borrower, maintain a ratio of EBITDA to all required payments of interest on indebtedness for borrowed money, in each case with respect to such fiscal quarter, of not less than (i) one and five-tenths (1.50) to one (1.00) for the period of from the date of this Credit Agreement until and including December 31, 1997 and (ii) if Borrower shall extend the Revolving Credit Termination Date in accordance with Section 3.3 of this Credit Agreement, one and six-tenths (1.60) to one (1.00) after January 1, 1998. For the purposes of this Section 6.15, Borrower's EBITDA shall be adjusted to reflect any acquisitions of real property made by Borrower during the applicable fiscal period on a PRO FORMA basis acceptable to the Bank, assuming an occupancy rate with respect to the acquired real property equal to the lesser of 90% or the actual rate of occupancy.

    6.16. LEVERAGE RATIO. Borrower shall, as of the final day of any fiscal quarter of Borrower, maintain a ratio of Borrower's total liabilities to EBITDA, in each case with respect to the preceding four fiscal quarters of Borrower, of not more than eight (8.00) to one (1.00) for the period from the date of this Credit Agreement until and including December 31, 1998. For the purposes of this Section 6.16, (i) Borrower's EBITDA shall be adjusted to reflect any acquisitions of real property made by Borrower during the applicable fiscal period on a PRO FORMA basis acceptable to the Bank, assuming an occupancy rate with respect to the acquired real property equal to the lesser of 90% or the actual rate of occupancy and (ii) Borrower's total liabilities shall be adjusted to exclude any deferred obligations, deferred capital gains and other deferred income. Further, in the event that Borrower shall make any equity offerings during the pendancy of this Credit Agreement, the ratio of total liabilities to EBITDA shall be reduced (from 8.00) by three-tenths (0.3) for each thirty million dollars ($30,000,000) raised by Borrower until the ratio is reduced to six (6.00) to one (1.00) at which time the ratio required shall remain constant for the remaining pendancy of this Credit Agreement.

    SECTION 7.  WARRANTIES.  Borrower represents and warrants as follows:

    7.1. EXISTENCE. Borrower is a real estate investment trust duly organized and validly existing under and is in good standing by virtue of the laws of the State of Ohio and is duly qualified to do business and is in good standing in all other jurisdictions in which the conduct of its operations or the ownership of its properties requires such qualification.

    7.2. RIGHT TO ACT. No registration with or approval of any governmental agency of any kind is required for the due execution and delivery or for the enforceability of this Credit Agreement and the Note issued pursuant to this Credit Agreement. Borrower has legal power and right to execute and deliver this Credit Agreement, the Note, and the Security Instruments, and to perform and observe the provisions of this Credit Agreement, the Security Instruments, and the Note. The officers executing and delivering this Credit Agreement on behalf of

Borrower have been duly authorized to do so, and this Credit Agreement, the Security Instruments and the Note, when executed, are legally binding upon Borrower in every respect.

    7.3. LITIGATION. Except as set forth upon Schedule 7.3 attached hereto, no litigation or proceeding is pending or threatened which in the opinion of Borrower's counsel might, if successful, adversely affect the Borrower to a material extent. The Internal Revenue Service has not alleged any default by any company in the payment of any tax or threatened to make any assessment in respect thereof.

    7.4. ENVIRONMENTAL COMPLIANCE. Borrower is in substantial compliance with any and all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which Borrower owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or threatened against Borrower, any real property in which Borrower holds or has held an interest or any past or present operation of Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which Borrower holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this subsection, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise.

    7.5. FINANCIAL STATEMENTS. Since December 31, 1995, there has been no material adverse change in Borrower's financial condition, properties or business, except as previously disclosed to the Bank regarding the $14 million asset reserve recorded at December 31, 1995, and the Stand-still Share Purchase Agreement dated December 14, 1995 between Borrower and Richard M. Osborne.

    7.6. DEFAULTS. No Event of Default will exist immediately after the execution and delivery of this Credit Agreement.

    SECTION 8. EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default hereunder:

    8.1. PAYMENTS. If the principal of, or interest on, any of Borrower's Loans shall not be paid in full promptly when due and payable and shall remain unpaid for ten (10) calendar days after the receipt of written notice by Borrower from Bank of such nonpayment.

    8.2. WARRANTIES. If any representation, warranty or statement made in or pursuant to this Credit Agreement, or any Related Writing, or any other material information furnished by Borrower to the Bank shall when made be false or erroneous in any material respect and shall remain so for five (5) calendar days after the receipt of written notice by Borrower from Bank of such falsity or error.

    8.3. COVENANTS. If Borrower shall fail or omit to perform and observe any agreement or other provision (other than those referred to in subsections
8.1 or 8.5 hereof) contained or referred to in this Credit Agreement, or any Related Writing to be performed or observed by Borrower and such failure shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Bank that the specified failure on the part of Borrower is to be remedied.

    8.4. CROSS DEFAULT. If Borrower defaults in any payment of principal or interest due and owing upon any obligation in excess of Seven Million Dollars ($7,000,000.00) for money borrowed (except those that shall be contested in good faith), including any Funded Indebtedness, and such default continues beyond any period of grace provided with respect thereto, or in the performance of any other agreement, covenant, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness and Borrower fails to cure such default within five (5) calendar days after the receipt of written notice by Borrower from Bank of Bank's knowledge of such default.

    8.5. BORROWER'S SOLVENCY. If Borrower shall (a) discontinue business, or (b) make a general assignment for the benefit of creditors, or (c) apply for or consent to the appointment of a receiver, a trustee or liquidator of itself or of all or a substantial part of its assets, or (d) be adjudicated a bankrupt or insolvent or (e) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (f) suffer or permit to continue unstayed and in effect for thirty
(30) consecutive days any judgment, decree or order entered by a court or governmental commission of competent jurisdiction, which assumed custody or control of Borrower, approves a petition seeking reorganization of Borrower or any other judicial modification of the rights of its creditors, or appoints a receiver, trustee, or liquidator for Borrower or of all or a substantial part of its assets, or (g) take, or omit to take, any action in order thereby to effect any of the foregoing.

    SECTION 9. REMEDIES UPON DEFAULT. Notwithstanding any contrary provision of inference herein or elsewhere,

    9.1. OPTIONAL DEFAULTS. If any Event of Default referred to in Section 8.1, 8.2, 8.3, or 8.4 shall occur, the Bank may, by written notice to Borrower, accelerate the maturity of all of Borrower's Debt to the Bank (if it be not already due and payable), whereupon all of the Borrower's Debt to the Bank shall become due and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind all of which are hereby waived by Borrower.

    9.2.     AUTOMATIC DEFAULTS.  If any Event of Default referred to in
Section 8.5 hereof shall occur, the principal of and interest on the Note, then outstanding, and all of Borrower's other Debt to the Bank shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

    SECTION 10. INTERPRETATION. Each right, power or privilege specified or referred to in Section 9 or elsewhere in this Credit Agreement or in any Related Writing is in addition to any other rights, powers or privileges that the Bank may otherwise have or acquire by operation of law, by other contract or otherwise. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power or privilege by Bank shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each right, power or privilege may be exercised independently or concurrently with others and as often and in such order as Bank may deem expedient. It is of the essence to Bank's granting the financial accommodations contemplated by this Credit Agreement that Borrower duly perform and observe every covenant, condition, restriction or agreement on its part to be complied with under this Credit Agreement or any Related Writing and that every representation, warranty or certification made in or pursuant to this Credit Agreement be true and complete in every material respect. The Bank in its discretion may from time to time grant Borrower waivers and consents in respect of this Credit Agreement and the Related Writings in accordance herewith, but no such waiver or consent shall bind Bank unless specifically granted in writing, which writing shall be strictly construed. The relationship between Borrower and the Bank with respect to this Credit Agreement, the Note and any Related Writing is and shall be solely that of debtor and creditor, respectively, and the Bank has no fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby. Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to different sections and subsections of this Credit Agreement are inserted for convenience only and shall be ignored in interpreting the provisions hereof. This Credit Agreement, the Note, and each Related Writing shall be interpreted in accordance with Ohio law, without regard to principles of conflict of laws, and the respective rights and obligations of Bank and Borrower shall be governed by Ohio law.

    SECTION 11.  MISCELLANEOUS.

    11.1. AMENDMENTS; CONSENTS. No amendment, modification, termination, or waiver of any provision of this Credit Agreement or of the Note nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    11.2 NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, or sent by telephonic facsimile and the original thereafter mailed or delivered, addressed to it at the address specified on the signature pages of this Credit Agreement, if to the Bank, mailed or delivered to it, or sent by telephonic facsimile and the original thereafter mailed or delivered, address to the address of the Bank specified on the signature pages of this Credit Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail or delivered to a telegraph company, addressed as aforesaid.

    11.3. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand (i) all costs and expenses of the Bank, incurred in connection with the original preparation of this Credit Agreement and any Related Writings provided, however, that the cost of all appraisals performed for the initial Base Properties shall not exceed $25,000.00 and (ii) all costs and expenses, including reasonable attorney's fees, in connection with the restructuring or enforcement of this Credit Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this Credit Agreement or the Note, and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

    11.4. CAPITAL ADEQUACY. If the Bank shall have determined, after the date hereof, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which the Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank (or its holding company) for such reduction. The Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. Failure on the part of the Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a wavier of the Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

    11.5. EXECUTION IN COUNTERPARTS. This Credit Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

    11.6. BINDING EFFECT; ASSIGNMENT. This Credit Agreement shall become effective when it shall have been executed by Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of Borrower and the Bank and their respective successors and assigns, except that Borrower shall not have the right to assign its right hereunder or any interest herein without the prior written consent of all of the Bank. No person, other than the Bank, shall have or acquire any obligation to grant Borrower any loans hereunder. Bank shall have the sole and exclusive right to sell one or more (but not more than three) participations (consisting of no more than 75% of the Maximum Amount) and/or assign any portion of its commitment to make any Loans under this Credit Agreement; provided, however, that Bank shall at all times keep not less than twenty five percent (25%) of the direct obligation to make Loans hereunder.

    SECTION 12.  DEFINITIONS.  As used herein,

    "ACTUAL CDP-M RATE" shall be as defined in Section 4.12(c) hereof;

    "ACTUAL LAR" shall be as defined in Section 4.12(c) hereof;

    "ADJUSTED LIBOR" means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (i) the applicable LIBOR rate by (ii) 1.00 minus the Reserve Percentage (provided such reserves are actually maintained);

    "BANK" means Society National Bank, its successors and assigns;

    "BANKING DAY" means: (a) in the case of a LIBOR Loan, a London Banking Day; and (b) in the case of a Prime Loan, CD Loan, or Floating Rate Loan, any day other than a Saturday, Sunday, or a public holiday (or other day on which banking institutions in Cleveland, Ohio are authorized or obligated to close, except that, in the case of a CD Loan, it shall also be a day in which New York certificate of deposit dealers of recognized standing shall be open for business;

    "BASE PROPERTIES" shall mean the real property described in the Security Instruments;

    "BORROWER" means First Union Real Estate Equity and Mortgage Investments, and its successors and assigns;

    "BORROWER'S NOI CERTIFICATE" shall be as defined in Section 6.1(d) hereof;

    "CD ASSESSMENT RATE" means the gross annual assessment rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) actually incurred to the Federal Deposit Insurance Corporation (or any successor) by Bank for insurance on deposits in United States dollars at Bank's main office. The CD Pre-Margin Rate shall be automatically adjusted on and as of the effective date of any change in the CD Assessment Rate;

    "CD PRE-MARGIN RATE" means a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of:

    (a)      the CD Assessment Rate; plus

    (b) a fraction, the numerator of which is the applicable CD Rate, and the denominator of which is the difference between one hundred percent (100%) and the CD Reserve Percentage.

    "CD RATE" means the offered rate per annum (rounded upwards, if necessary, to the next higher (1/100 of 1%), as determined by Bank, which two New York certificate of deposit dealers of recognized standing, selected by Bank, quote to Bank at 10:00 a.m. Cleveland time on the first day of the Interest Period in question (or as soon thereafter as practicable) for the purchase at face value of Bank's certificates of deposit for a period and in an amount comparable to the term and principal amount of the CD Loan in question;

    "CD RESERVE PERCENTAGE" means the percentage which for any given day (as determined by Bank) Regulation D of the Board of Governors of the Federal Reserve System (or any successor) prescribes for determining the maximum reserve requirement (including, without limitation, any marginal, emergency or supplemental reserve equipment) for member Banks of the Federal Reserve System in Cleveland, Ohio, with deposits exceeding One Billion Dollars ($1,000,000,000.00) in respect of liabilities consisting of or including nonpersonal time deposits in the United States where the amount of the liability is One Hundred Thousand Dollars ($100,000) or more and the maturity is comparable to the applicable Interest Period. The CD Pre-Margin Rate shall be adjusted automatically and as of the effective date of any change in the CD Reserve Percentage;

    "CHANGE DATE" means the date on which any Change of Control shall be deemed to have occurred; provided, that, if Borrower shall fail to give timely notice of the occurrence of a Change of Control to the Bank as provided in Subsection
(b) of Section 4.16 hereof, for the purpose of determining the duration of the option of the Bank granted under Section 4.16. "Change Date" shall mean the earlier of (i) the date on which notice of a change of control is duly given by Borrower to the Bank or (ii) the date on which the Bank obtains actual knowledge of the Change of Control.

    "CHANGE OF CONTROL" means when, and shall be deemed to have occurred at such time as, a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than thirty five percent (35%) of the then outstanding Voting Stock of Borrower;

    "COST OF FUNDS LOAN" shall mean any loan described in Section 4 hereof on which the Borrowing shall pay interest at a rate based on the Cost of Funds;

    "CREDIT RATING" means the publicly announced rating on public senior unsecured long-term debt of the Borrower give by Moody's or S&P.

    "DEBT" means, collectively, every liability now or hereafter owing by Borrower to Bank, under this Credit Agreement;

    "DECLARATION OF TRUST" means Borrower's Amended Declaration of Trust dated August 1, 1961, as amended from time to time through December 31, 1995, and as it may hereafter be amended from time to time;

    "EBITDA" shall mean, for any fiscal quarter of Borrower, Borrower's Net Operating Income for such fiscal quarter, increased by the sum of such period of interest expense, income and franchise tax expense, and amortization and depreciation (in each case as determined in accordance with generally accepted accounting principles) deducted in determining Net Operating Income for such period.

    "ENVIRONMENTAL LAWS" means all provisions of law, statues, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment;

    "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time;

    "EVENT OF DEFAULT" under this Credit Agreement means an event, condition, or thing which has occurred or exists that constitutes, or which upon the lapse of any applicable grace period, or the giving of notice, or both, would constitute an Event of Default referred to in Section 8 and which has not been appropriately waived in writing in accordance with this Credit Agreement or corrected to Bank's full satisfaction;

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and any successor federal statute.

    "FIXED RATE LOAN" means a CD Loan or a LIBOR Loan;

    "FLOATING RATE" means a floating rate per annum for each day from time to time equal to the fluctuating rate per annum for each day equal to the effective overnight Federal funds rate for the day immediately preceding such day, as published in the Federal Reserve Statistical Release H.15(519) Selected Interest Rates as published by the Board of Governors of the Federal Reserve System (or any successor publication);

    "FUNDED INDEBTEDNESS" means indebtedness which matures or which (including any renewal or extension, if any, in whole or in part) remains unpaid more than twelve months after the date on which originally incurred, it being understood that in the case of any indebtedness payable in installments, the last of which on the date of occurrence was due more than twelve months after such date, including sinking fund payment, those payments maturing within twelve months after the date of determination shall nevertheless be considered Funded Indebtedness;

    "FUNDS FROM OPERATIONS" means, for any fiscal period of Borrower, Borrower's Net Income plus depreciation and amortization expenses and other extraordinary charges;

    "INTEREST PERIOD" shall be as defined in subsection 4.6 hereof;

    "INVESTMENT GRADE" means(i) with respect to Moody's, a Credit Rating of Baa3 or higher and (ii) with respect to S&P, a Credit Rating of BBB- or higher.

    "LETTER OF CREDIT" shall be as defined in Section 4.3 hereof;

    "LETTER OF CREDIT REQUEST" means a written notice delivered by Borrower to Bank pursuant to subsection 4.8(b);

    "LIBOR" means the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in United States dollars for the relevant Interest Period and in the amount of the LIBOR Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Bank by prime banks in any Eurodollar market reasonably selected by the Bank, determined as of 11:00 a.m. London time (or as soon thereafter as practicable), two (2) London banking days prior to the beginning of the relevant Interest Period pertaining to a LIBOR Loan hereunder;

    "LIBOR LOANS" means those loans described in Section 4.2 hereof on which the Borrower shall pay interest at a rate based on LIBOR;

    "LOAN" means any loan obtained by Borrower under this Credit Agreement and includes, without limitation, any Prime Loan, LIBOR Loan, CD Loan, or Floating Rate Loan;

    "LOAN REQUEST" means a written notice or a telephonic notice confirmed in writing, in either case delivered by Borrower to Bank pursuant to subsection 4.8(a);

    "LOAN-TO-VALUE-RATIO" means the quotient (expressed as a decimal percentage) obtaining by dividing the Maximum Amount by the aggregate fair market value(s) of all of the Base Properties;

    "LONDON BANKING DAY" means a day on which banks are open for business in London, England, and quoting deposit rates for dollar deposits;

    "MANAGEMENT COMPANY" means First Union Management, Inc.;

    "MAXIMUM AMOUNT" shall be as defined in Section 3.1 hereof;

    "MOODY'S" means Moody's Investor Services;

    "MORTGAGE" means the mortgage(s) and/or deed(s) of trust granted by Borrower to Bank, as more specifically described in Exhibit B attached hereto;

    "MORTGAGE INDEBTEDNESS" means any obligation incurred by Borrower with respect to the mortgaging or assigning of any real property and any income or increments relating thereto owned by Borrower;

    "NATIONAL CITY AGREEMENT" shall mean that certain loan agreement dated by and between Borrower and National City Bank (Cleveland, Ohio) dated December 5, 1994 (as amended).

    "NET OPERATING INCOME" shall mean the total of all rents, profits, and other income derived or received from the operation of any of the Base Properties minus all reasonable and customary expenses incurred in connection therewith (but excluding depreciation, amortization, interest and taxes other than real estate taxes);

    "NET WORTH" means, the excess of the net book value (after deducting all applicable reserves and without consideration of any re-appraisal or write-up of assets) of the Borrower's assets (other than good will and similar intangibles) over its total liabilities (other than any capital items and liabilities Subordinated) as determined in accordance with generally accepted accounting principles applied on a basis consistent with Borrower's present accounting procedures;

    "NOTE" means the Note executed and delivered pursuant to Section 4.4 hereof;

    "PREPAYMENT CDP-M RATE" shall be as defined in Section 4.12(c) hereof;

    "PREPAYMENT LAR" shall be as defined in Section 4.12(c) hereof;

    "PRIME RATE" shall mean that interest rate established from time to time by the Bank as the Bank's Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by the Bank for commercial or other extensions of credit;

    "PRIME RATE LOANS" shall mean those loans described in Section 4 hereof on which the Borrower shall pay interest at a rate based on the Prime Rate;

    "RECOURSE MORTGAGE INDEBTEDNESS" means any obligation of Borrower secured by a mortgage, deed of trust, or assignment of real property owned by Borrower wherein the party to whom Borrower is obligated may look not only to the property so mortgaged, transferred, or assigned by Borrower, but to all of Borrower's assets and which represents a general obligation of Borrower; but excluding, however, any indebtedness arising under this Credit Agreement or under the National City Agreement;

    "RELATED WRITING" means the Note or any assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower or any of its officers to the Banks pursuant to or otherwise in connection with this Credit Agreement, including, without limitation, the Security Instruments;

    "REPAYMENT DATE" means the date on which Borrower, shall repay pursuant to the exercise by such Bank of its option under this Section pursuant to a notice given to Borrower in accordance with Subsection (c) of Section 4.16 which date shall be a Banking Day not less than 90 nor more than 120 days after the date such Bank gives Borrower, as the case may be, written notice of such exercise.

    "RESERVE PERCENTAGE" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustment or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of "Eurocurrency Liabilities". The Adjusted LIBOR shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage as and when such change is posted on Bank's books;

    "REVOLVING CREDIT" means the revolving credit established by Section 3 hereof;

    "REVOLVING CREDIT TERMINATION DATE" means December 31, 1998, unless extended pursuant to Section 3.3;

    "SECURITY INSTRUMENTS" means a Mortgage or any other instrument executed and delivered by Borrower to Bank for the purpose of granting a security interest to Bank in any real or personal property of Borrower;

    "S&P" means Standard & Poor's Investor Services, Inc.;

    "SUBORDINATED" as applied to indebtedness, means that the indebtedness has been subordinated (by written terms or agreement being in form and substance satisfactory to Bank) in favor of the prior payment in full of all Debt of Borrower to Bank;

    "VOTING STOCK" means shares of beneficial interest the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of the Board of Trustees.

    Any accounting term not covered by a specific definition in this Section 12 shall have the meaning ascribed thereto in accordance with generally accepted accounting principles not inconsistent with Borrower's present accounting procedures. The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

    SECTION 13. ENTIRE AGREEMENT. This Credit Agreement, the Note, and any Related Writing integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

    SECTION 14. LIABILITY OF BORROWER'S TRUSTEES, ETC. Notwithstanding any provision of this Agreement to the contrary, this Agreement has been executed and delivered by a duly authorized officer of Borrower for and on behalf of Borrower's trustees. Bank acknowledges that neither the trustees of Borrower, nor any additional or successor trustees of Borrower, nor any beneficiary, officer, employee or agent of Borrower, shall have any personal, individual liability hereunder or under any of the Loan Documents. Bank agrees to look solely to the property and assets of Borrower (and where so provided herein, or in any of the Loan Documents, to the property and assets of the Management Company) for the satisfaction of all claims of any nature arising under or in connection with this Agreement.

Address:     55 Public Square           FIRST UNION REAL ESTATE EQUITY
             Suite 1900                 AND MORTGAGE INVESTMENTS
             Cleveland, Ohio   44113

                                        By: /S/ THOMAS T. KMIECIK
                                           -------------------------------
                                        Title: /S/ SENIOR VP TREASURER
                                              ----------------------------


Address:     55 Public Square           FIRST UNION MANAGEMENT, INC.
             Suite 1916
             Cleveland, Ohio   44113    By: /S/ JOSEPH W. KEARNEY
                                           -------------------------------
                                        Title: /S/ ASST. VP - RETAIL OPERATIONS
                                              ---------------------------------

Address:     127 Public Square          SOCIETY NATIONAL BANK
             Cleveland, Ohio 44114-1306
                                        By: /S/ JOSEPH GONZALES
                                           ----------------------------------
                                        Title: /S/ ASST. VP
                                              -------------------------------

                                PROMISSORY NOTE
                                ---------------

$20,000,000.00                                               Cleveland, Ohio

                                                             As of March 4, 1996

    FOR VALUE RECEIVED, the undersigned, FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS (the "Borrower") promises to pay to the order of SOCIETY NATIONAL BANK (the "Bank") at the Main Office of the Bank, 127 Public Square, Cleveland, Ohio 44114 the principal sum of TWENTY MILLION DOLLARS ($20,000,000.00) or the aggregate unpaid principal amount of all Loans evidenced by this note made by the Bank to the Borrower pursuant to Section 3 of the Credit Agreement hereinafter referred to, whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meaning ascribed to them in said Credit Agreement.

    The Borrower promises also to pay interest on the unpaid principal amount of each Loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Section 4.7 of the Credit Agreement. Said interest shall be payable on each date provided for in said Section 4.7; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

    The portions of the principal sum hereof from time to time representing Prime Rate Loans, CD Loans, LIBOR Loans and Floating Rate Loans, and payments of principal of any thereof, will be shown on the records of the Bank by such method as the Bank may generally employ; PROVIDED, however, that failure to make any such entry shall in no way detract from the Borrower's obligations under this note.

    If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement hereinafter referred to, the principal hereof and the unpaid interest thereon shall bear interest, until paid, for Prime Rate Loans, LIBOR Loans, CD Loans and Floating Rate Loans at a rate per annum which shall be two per cent (2%) in excess of the Prime Rate from time to time in effect, provided, however, that in no event shall interest accrue at a lesser rate than that which is in effect until the end of any interest Period then existing. All payments of principal of and interest on this note shall be made in immediately available funds.

    This note is the Note referred to in the Credit Agreement dated as of even date herewith, 1996, between the Borrower and the Bank. Reference is made to such Credit Agreement for a description of the right of the Borrower to anticipate payments hereof, the right of the holder hereof to declare this note due prior to its stated maturity, and other terms and conditions upon which this note is issued.

    Notwithstanding anything herein to the contrary contained, this Note is made and executed on behalf of borrower by its officers on behalf of the trustees thereof, and none of the trustees, nor any additional or successor trustee hereafter appointed, nor any beneficiary, officer, employee, or agent of Borrower shall have any liability in his person or individual capacity, but instead, the holder hereof shall look solely to the property and assets of Borrower for satisfaction of claims of any nature arising under or in connection with this note.


Address:     55 Public Square           FIRST UNION REAL ESTATE EQUITY
             Suite 1900                 AND MORTGAGE INVESTMENT
             Cleveland, Ohio  44113

                                        By: /S/ THOMAS T. KMIECIK
                                           --------------------------------
                                        Title: /S/ SENIOR VP TREASURER
                                              -----------------------------